                                                                   Exhibit 99.1

Press Release

SOURCE: Peerless Systems Corporation

Peerless Systems Reports Third Quarter Fiscal 2002 Results

EL SEGUNDO, Calif.--(BUSINESS WIRE)--Dec. 6, 2001--Peerless Systems Corporation (Nasdaq:PRLS - news):
        ----   ----

Selected Highlights:

    .    Revenues grew 4.7 percent sequentially over prior fiscal quarter
    .    Two licensing extensions reported
    .    Total operating expenses down 10.3 percent from prior fiscal quarter
    .    Cash and investments balance at $18.0 million
    . Return to profitability not expected until second half of the next fiscal year

Peerless Systems Corporation (Nasdaq:PRLS - news), a provider of software-based
                                     ----   ----
embedded imaging and networking systems and storage management systems to the digital document and storage markets, today reported financial results for its third quarter of fiscal 2002 ended October 31, 2001.

Third quarter consolidated revenues were $7.7 million, an 18.8 percent decrease from revenues of $9.5 million reported for the same quarter of the prior fiscal year, and an increase of 4.7 percent over revenues of $7.3 million reported in the previous quarter. The decrease from the year ago third fiscal quarter was due primarily to lower levels of recurring licensing fees and engineering services and maintenance revenues. The sequential increase in revenues is due in part to an increase in licensing revenues associated with extensions of existing licensing agreements. During the quarter ended October 31, 2001, the Company recognized $5.2 million in revenues from block license agreements, $2.8 million of which was derived from block license agreements entered into in prior periods.

The two extensions of license agreements signed in the quarter ended October 31, 2001, provided $2.0 million in revenue, all of which was recognized in the quarter. The Company also entered into a new development contract, initially funded for $0.1 million during the third quarter, with the total value of this contract expected to be approximately $0.8 million over the nine-month life of the contract. As of October 31, 2001, the Company had entered into agreements involving $4.3 million in block license revenue recognizable over the next four quarters. Additionally, at October 31, 2001, the Company's engineering services contract backlog was $0.7 million.

Net loss for the third quarter of fiscal year 2002 was $2.7 million, or $0.18 per share. This compares to a net loss of $2.0 million, or $0.14 per share for last fiscal year's third quarter. Sequentially, the Company's net loss was higher compared with the previous quarter's net loss of $2.5 million, or loss per share of $0.17. The loss for the previous quarter was net of a non-recurring gain from the settlement of litigation totaling $2.3 million.

Gross margin for the third fiscal quarter was 59.8 percent, which was higher compared with the prior fiscal quarter at 41.9 percent and from the 51.5 percent for the same quarter of the previous fiscal year. The improvement in gross margin is primarily attributable to increased sales of products with higher content of Peerless proprietary technology. Commenting on the third fiscal quarter results, Howard Nellor, President and Chief Executive Officer of Peerless Systems Corporation, said, "We are pleased to report that we met expectations of sequential increase in revenue for the third quarter. However, the revenue stream from existing technologies is decreasing overall and the ramp up of revenue from new products and technologies is occurring more slowly than we would like. We are pushing ahead with our turnaround strategy, including strategic initiatives to leverage existing products and technologies into new growth opportunities for the Company. During the quarter, we strengthened the architectural part of our engineering organization to provide better focus on our new high performance color architecture. This decision will also improve the relationship between product development and market acceptance."

Expenses for research and development in the quarter increased 6.8 percent to $3.6 million, or 47.1 percent of revenue, from the previous quarter's of $3.4 million, or 46.2 percent of revenues. It is expected that R&D expenses will remain relatively flat in the fourth quarter. Sales and marketing expenses in the fiscal quarter decreased to $1.5 million, or 20.0 percent of revenues, from the previous fiscal quarter of $1.7 million, or 22.8 percent of revenues. The decrease was a result of financial discipline by management in the face of a weakening market. General and administrative expenses for the quarter were $1.6 million, or 21.3 percent of revenues, which decreased from $2.5 million, or 34.2 percent of revenues, reported for the previous fiscal quarter. The decrease was primarily a result of reduced legal expenses.

On October 31, 2001, days sales outstanding (DSO) for receivables and unbilled were 34, compared to a DSO of 52 at July 31, 2001. The Company had cash and investments of $18.0 million as of October 31, 2001, compared to $20.3 million as of July 31, 2001. Consolidated revenues for the nine months ended October 31, 2001, were $21.7 million, a 9.4 percent decrease from the $24.0 million reported for the comparable nine-month period last fiscal year. The Company reported a net loss of $8.5 million, or $0.57 per share, for the first nine months of fiscal 2002. This compares to a net loss of $10.6 million, or $0.71 per share, for the first nine months of the previous fiscal year. As noted above, the nine months ended October 31, 2001, included a $2.3 million gain on the settlement of litigation.

Quarter Highlights

Highlights of the third quarter of fiscal 2002 included:

   . The introduction of the AccelePrint(R)family of controllers including the low-priced, $20 AccelePrint(R) LX controller, that harnesses the processing power of host computers in order to lower cost, reduce size, and provide high performance capabilities for driving today's fast SOHO, workgroup and departmental printers.
   . The expansion of the Company's strong relationship with Adobe Systems Incorporated through the latest release of Adobe PostScript(R) printing and imaging technologies which support the Adobe Portable Document Format (PDF) 1.4 specification.
   . The demonstration of new imaging and networking technologies at COMDEX and Japan Open House as planned.
   . The introduction of a new high performance color architecture to meet the demands of tandem engines of the future.

Mr. Nellor commented, "Although we had a successful quarter in terms of product introductions, we do not expect revenues from design wins incorporating new technologies to impact revenues until the third or fourth quarter of next fiscal year."

Guidance

After a number of months of intense activity and negotiation, the Company was unable to complete a spin-off of the Netreon storage business. It is currently considering several options for this business, including a shutdown of Netreon storage operations, a sale of the storage technology and an employee buyout. These alternatives are being considered in order to substantially reduce operating costs of Peerless and to assist in returning the Company to profitability.

The Company expects it will meet previous guidance of sequential revenue growth in the fourth quarter ending January 31, 2002. Peerless projects that it will not return to profitability on a consolidated basis until the second half of next fiscal year at the earliest due to expected sequential quarterly decreases in revenues during the first half of next fiscal year.

Peerless Systems Conference Call

Company management will hold a conference call to discuss its third quarter fiscal 2002 results today at 5:00 p.m. Eastern and 2:00 p.m. Pacific. Investors are invited to listen to the call live via the Internet at www.peerless.com or at www.vcall.com. Please
                                  ----------------       -------------
go to the Web sites at least fifteen minutes early to register, download, and install any necessary audio software. A replay of the Webcast will be available for 30 days.

About Peerless Systems Corporation

Peerless Systems Corporation, headquartered in El Segundo, California, is a provider of software-based embedded imaging and networking systems to original equipment manufacturers of digital document products and software utilities to OEMs of Network Attached Storage devices. Digital document products include printers, copiers, fax machines, scanners and color products, as well as multifunction products that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an embedded imaging system. Embedded networking systems supply the core software technologies to digital document products that enable them to communicate over local area networks and the Internet. The Company is also developing software utilities for OEMs of Storage Area Network devices. For more information, visit the Company's Web site at www.peerless.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements prompted by, qualified by or made in connection with such words as ``anticipates," ``continuing," ``estimates," ``expects," ``intends," ``projects," ``pushing ahead," ``targets," and words of similar substance signal forward-looking statements. Likewise, the use of such words in connection with or related to any discussion of or reference to future operations, shareholder value, profitability, business opportunities or financial performance, sets apart forward-looking statements.

In particular, statements regarding the Company's outlook for future business, financial performance and growth, including projected revenue, both quarterly and from specific sources, profit, spending, including spending on research and development efforts and investments in the Imaging business and Netreon costs, margins and the Company's cash position through the fiscal year and by year-end 2002, as well as statements regarding expectations for overall improvements and growth in the embedded imaging and storage markets in fiscal year 2003, potential new OEM customers for the Company's products, new product development and offerings, customer demand for the Company's products and services, market demand for products incorporating the Company's technology, future prospects of Netreon, and the impact on future performance of organizational and operational changes, all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus, they involve known


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and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this release. Risks and uncertainties include, but are not limited to: a) ongoing changes in the markets in which Peerless and Netreon offer their products; b) the failure of Peerless' business strategy to produce the projected financial results in the Imaging and Storage marketplaces; c) the failure of Peerless to maintain its margins due to changes in its business model in reaction to competitive pressures; d) the delay in or the non-acceptance by the market of new Peerless and Netreon product and technology offerings; e) the inability of Peerless to retain and attract the technical talent to compete effectively in the marketplace for imaging and storage; f) the failure of Peerless' markets to achieve expected growth rates; g) continuing worldwide unfavorable economic conditions resulting in lower demand for original equipment manufacturers' (``OEMs") products using Peerless' technology, making it difficult for Peerless to obtain new licensing agreements; h) OEMs' determinations not to proceed with development of products using Peerless' technology due to, among other things, the economic slowdown currently experienced by business worldwide, decreases in the demand for their products, age of Peerless' technology, concerns about Peerless' financial position and Peerless' competitors offering alternative solutions; i) Peerless' competitors coming to market with new products or alternative solutions that are superior or available at a lower cost, or earlier than anticipated or believed to be possible: j) the anticipated market opportunity in imaging, network attached storage (``NAS") and storage area network (``SAN") may achieve to anticipated levels in the timeframes meaningful to Peerless; k) the costs associated with the development of products for Imaging and storage may be higher than currently forecasted; l) higher than forecasted legal expenses and/or an unfavorable outcome to the class action lawsuit being litigated; m) decreases in demand for the Company's products and services based on market conditions and in the competitiveness of Peerless' and Netreon's products from both technological and pricing perspectives; n) the Company's inability to maintain or further improve operating efficiencies or to further streamline operations; o) the higher than sustainable demand on the Company's resources to expand the organization to meet customer or market demands; and p) other risks and uncertainties affecting Peerless' business and the forward looking statements set forth herein and as described more fully from time to time in Peerless' public filings with the Securities and Exchange Commission, including but not limited to the Company's most recent Annual Report on Form 10-K dated January 31, 2001 in the Section called Risks and Uncertainties at pages 33 through 42, inclusive, filed on or about May 1, 2001 and the Company's most recent Quarterly Report on Form 10-Q dated July 31, 2001 in the Section called Risks and Uncertainties at pages 18 through 27, inclusive, filed on or about September 14, 2001.

Current and prospective stockholders are urged not to place undo reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

                          PEERLESS SYSTEMS CORPORATION
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                            Three Months Ended
                                                October 31,
                                         2001               2000
Revenues:
 Product licensing                 $  6,078    79.1%  $  6,985   73.8%
 Engineering services
  and maintenance                     1,603    20.9%     2,023   21.4%
 Other                                    5     0.1%       457    4.8%
    Total revenues                    7,686   100.0%     9,465  100.0%

Cost of revenues:
 Product licensing                    1,605    20.9%     1,954   20.6%
 Engineering services
  and maintenance                     1,484    19.3%     2,355   24.9%
 Other                                    4     0.1%       281    3.0%
    Total cost of revenues            3,093    40.2%     4,590   48.5%
    Gross margin                      4,593    59.8%     4,875   51.5%

Operating expenses:
 Research and development             3,621    47.1%     3,122   33.0%
 Sales and marketing                  1,541    20.0%     1,504   15.9%
 General and administrative           1,634    21.3%     2,060   21.8%
    Total operating expenses          6,796    88.4%     6,686   70.6%
Loss from operations                 (2,203)  -28.7%    (1,811) -19.1%
Other income                           --       0.0%      --      0.0%
Interest income, net                    175     2.3%       242    2.6%
    Total other income                  175     2.3%       242    2.6%
Loss before income taxes             (2,028)  -26.4%    (1,569) -16.6%
Provision for income taxes              685     8.9%       452    4.8%
    Net loss                       $ (2,713)  -35.3%  $ (2,021) -21.4%

Basic and diluted loss per share   $  (0.18)          $  (0.14)

Weighted average common shares
 outstanding - basic and diluted     15,099             14,899

                          PEERLESS SYSTEMS CORPORATION
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                      Nine Months Ended
                                           October 31,
                                    2001                2000
Revenues:
 Product licensing             $ 15,683    72.2%  $ 16,633     69.4%
 Engineering services
  and maintenance                 4,772    22.0%     6,147     25.6%
 Other                            1,274     5.9%     1,192      5.0%
    Total revenues               21,729   100.0%    23,972    100.0%

Cost of revenues:
 Product licensing                5,208    24.0%     4,481     18.7%
 Engineering services
  and maintenance                 4,717    21.7%     8,072     33.7%
 Other                              761     3.5%       719      3.0%
    Total cost of revenues       10,686    49.2%    13,272     55.4%
    Gross margin                 11,043    50.8%    10,700     44.6%

Operating expenses:
 Research and development        10,305    47.4%     9,279     38.7%
 Sales and marketing              4,409    20.3%     4,612     19.2%
 General and administrative       6,155    28.3%     7,313     30.5%
    Total operating expenses     20,869    96.0%    21,204     88.5%
Loss from operations             (9,826)  -45.2%   (10,504)   -43.8%
Other income                      2,320    10.7%      --        0.0%
Interest income, net                623     2.9%       865      3.6%
    Total other income            2,943    13.5%       865      3.6%
Loss before income taxes         (6,883)  -31.7%    (9,639)   -40.2%
Provision for income taxes        1,621     7.5%       938      3.9%
    Net loss                   $ (8,504)  -39.1%  $(10,577)   -44.1%

Basic and diluted
 loss per share                $  (0.57)          $  (0.71)

Weighted average common
 shares outstanding -
 basic and diluted               15,009             14,824



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                          PEERLESS SYSTEMS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                  October 31,  January 31,
                                                       2001        2001
                                                   (Unaudited)
                         ASSETS
Current assets:
 Cash and cash equivalents                          $ 14,701    $ 12,073
 Restricted cash                                         594         742
 Short term investments                                  963       6,358
 Trade accounts receivable, net                        2,636       6,428
 Unbilled receivables                                    237         159
 Income tax receivable                                   163          19
 Prepaid expenses and other current assets               526         474
      Total current assets                            19,820      26,253

Investments                                            2,319       3,070
Long-term receivable                                    --         1,500
Property and equipment, net                            5,124       5,710
Other assets                                             497         575
      Total assets                                  $ 27,760    $ 37,108

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $  1,112    $    901
 Accrued wages                                           822       2,075
 Accrued compensated absences                            807         714
 Other current liabilities                             2,975       3,507
 Deferred revenue                                      1,220         826
      Total current liabilities                        6,936       8,023
Other tax liabilities                                  2,260       2,260
Deferred rent                                             97          97
      Total liabilities                                9,293      10,380

Stockholders' equity:
 Common stock                                             15          15
 Additional paid-in capital                           48,778      48,471
 Deferred compensation                                    (9)        (58)
 Accumulated deficit                                 (30,204)    (21,700)
 Treasury stock                                         (113)       --
      Total stockholders' equity                      18,467      26,728
      Total liabilities and
       stockholders' equity                         $ 27,760    $ 37,108
